Exhibit 10.1

SALE AGREEMENT
by and between
EQC Operating Trust, a Maryland real estate investment trust
and
EQC TRS, Inc., a Delaware corporation,
collectively, Seller,
and
Silverstein/Arden 1735 Market Holdco LP, a Delaware limited partnership,
Purchaser

Dated: January 29, 2019

SALE AGREEMENT

THIS SALE AGREEMENT (this “Agreement”) is made effective as of January 29, 2019 (the “Effective Date”), by and among EQC Operating Trust, a Maryland real estate investment trust (“Trust”), and EQC TRS, Inc., a Delaware corporation (“TRS Inc.”; together with Trust, “Seller”), and Silverstein/Arden 1735 Market Holdco LP, a Delaware limited partnership (“Purchaser”).
In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, agree as follows:
1.PURCHASE AND SALE. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the following membership interests owned by Seller (the “Membership Interests”): Trust’s 99.75% membership interest in Nine Penn Owner and TRS Inc.’s 0.25% membership interest in Nine Penn Owner. Certain capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Schedule 1 attached to this Agreement or in Section 1 of the Company Disclosure Letter hereinafter defined.
2.    PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Membership Interests is Four Hundred Fifty-One Million Six Hundred Thousand and No/100 Dollars ($451,600,000.00) (the “Purchase Price”).
2.1    Earnest Money. Within one (1) Business Day (as defined in Section 11.4) of the Effective Date, Purchaser shall deliver to the Escrow Agent identified in the letter of even date herewith from Seller to Purchaser and countersigned by Purchaser (the “Company Disclosure Letter”) the sum of Ten Million and No/100 Dollars ($10,000,000.00) (together with any interest earned thereon and net of investment costs, the “Earnest Money”) to be received pursuant to the Escrow Agreement attached to the Company Disclosure Letter as Exhibit E, which shall be executed by Purchaser and Seller concurrently with the execution of this Agreement. The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number. Except as expressly set forth herein to the contrary, the Earnest Money is nonrefundable, provided that if the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price. In all other events, the Earnest Money shall be applied as set forth in this Agreement.
2.2    Cash Balance. At Closing, Purchaser shall pay to Seller the Purchase Price, less the Earnest Money, plus or minus the prorations described in this Agreement (such amount, as adjusted, being referred to as the “Cash Balance”). Purchaser shall pay the Cash Balance by federal funds wire transferred to an account designated by Seller in writing.
3.    EVIDENCE OF TITLE.

3.1    Matters Before the Objection Date. Seller has delivered to Purchaser: (a) a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by the Title Company identified in the Company Disclosure Letter (in its capacity as title insurer, “Title Insurer”); (b) available copies of all title exception documents referred to in the Title Commitment, and (c) a survey of the Real Property and the Improvements (“Survey”). At Closing, Purchaser may cause the Title Commitment and Survey to be updated for purposes of issuance of an ALTA Owner’s Policy of Title Insurance (the “Owner’s Policy”) insuring Nine Penn Owner’s fee simple title to the Real Property and the Improvements, subject only to the Permitted Exceptions, in the full amount of the Purchase Price. If the Title Commitment (or an update of the Title Commitment) or Survey (or an update of the Survey) discloses exceptions or matters other than those Permitted Exceptions which are listed on Exhibit F of the Company Disclosure Letter, then, prior to 5:00 p.m. Chicago time on January 24, 2019 (the “Objection Period”), Purchaser may notify Seller in writing of any such exceptions or matters to which it objects (“Objection Notice”). Subject to Section 3.3, any exceptions or matters disclosed on the Title Commitment or the Survey delivered to Purchaser prior to the expiration of the Objection Period and not objected to by Purchaser within the Objection Period shall, together with the exceptions set forth on Exhibit F of the Company Disclosure Letter, be “Permitted Exceptions”. Subject to Section 3.3, if Purchaser does not give notice of any objections to Seller within the Objection Period, Purchaser shall be deemed to have approved the title as shown in the Title Commitment as of the expiration of the Objection Period, and all matters shown on the Survey as of the expiration of the Objection Period, and any such exceptions or matters shall be “Permitted Exceptions”. If Purchaser delivers an Objection Notice within the Objection Period, Seller shall have until the date that is two (2) Business Days after Seller’s receipt of the Objection Notice to provide written notice to Purchaser (“Seller’s Response”) specifying whether or not Seller elects, by the Closing Date, to cause Title Insurer to remove or endorse over matters or exceptions to which Purchaser has validly objected in its Objection Notice. If Seller fails to provide Seller’s Response within such two (2) Business Day period, Seller will be deemed to have elected not to cause Title Insurer to remove or endorse over such matters or exceptions. If Seller elects, or is deemed to have elected, not to cause Title Insurer to remove or endorse over one or more matters or exceptions to which Purchaser has objected in its Objection Notice, then, on or before the expiration of the Due Diligence Period, Purchaser shall deliver Seller written notice that Purchaser has elected to either (1) waive the matters or exceptions which Seller has elected, or been deemed to have elected, not to cause Title Insurer to remove or endorse over (in which event such matters or exceptions shall be Permitted Exceptions and Purchaser will close in accordance with the terms of this Agreement), or (2) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. Further, if Seller elects to cause Title Insurer to remove or endorse over any matters or exceptions and fails to do so on or before the Closing Date (provided that Seller may extend the Closing Date for such period as shall be reasonably required to cause Title Insurer to remove or endorse over such matters and exceptions (but not exceeding thirty (30) days)), Purchaser shall have the option, as its sole and exclusive remedy, to either (i) waive the unsatisfied objections (in which event such matters or exceptions shall be Permitted Exceptions) and close, or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser (and, promptly after Seller’s receipt of invoices and reasonable documentation showing the cost of Purchaser’s due diligence and copies of any reports received by Purchaser, Purchaser shall have the right to reimbursement for its documented actual out-of-pocket costs and expenses paid to third parties unrelated to Purchaser (including reasonable attorneys’ fees) and incurred in connection with this Agreement and the transaction contemplated hereby to the date of termination in an amount not to exceed $400,000 (collectively, the “Pursuit Costs”)), at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed Permitted Exceptions). Notwithstanding anything to the contrary contained in this Section 3.1, by executing and delivering this Agreement, Purchaser acknowledges and agrees that Purchaser has elected to waive the matters or exceptions which Seller has elected, or been deemed to have elected, not to cause Title Insurer to remove or endorse over and, in accordance with clause (1) above, such matters or exceptions shall be Permitted Exceptions.
3.2    Matters After the Objection Date. Between the expiration of the Objection Period and the Closing Date, Purchaser may notify Seller in writing (the “Gap Notice”) of Purchaser’s objections to any exceptions to title that (i) materially and adversely affect Purchaser or the Property, and (ii) were not disclosed by the Title Commitment (or an update thereto received by Purchaser prior to expiration of the Objection Period) (it being acknowledged and agreed that the items set forth on Exhibit F of the Company Disclosure Letter shall in no way limit Purchaser’s right to object to any exceptions to title that satisfy clauses (i) and (ii) above); provided, however, Purchaser must notify Seller of each such objection within three (3) Business Days after receiving written notice from Title Insurer of the existence of same (but in no event later than noon Central Time on the Closing Date); provided, further, however, in no event shall a Gap Notice include any objection to any exception to title related to the Easement Agreement or the depiction of the Easement Agreement on the Survey or any update of the Survey. If Purchaser delivers a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to the objections contained within the Gap Notice as with respect to the objections made, if any, prior to the expiration of the Objection Period pursuant to Section 3.1, except that (i) Seller shall issue Seller’s Response to the Gap Notice within three (3) Business Days after receiving the Gap Notice and, if Seller either elects or is deemed to have elected not to cause Title Insurer to remove or endorse over any exception(s) raised in the Gap Notice, Purchaser shall either waive such exception(s) or terminate this Agreement as contemplated by clauses (1) and (2) of Section 3.1 above prior to the date that is two (2) Business Days after Purchaser’s receipt of Seller’s Response to the Gap Notice (or, if Seller’s Response to the Gap Notice is not timely delivered, the expiration of the time permitted for Seller to issue Seller’s

Response to the Gap Notice) (the “Gap Notice Response Period”), and (ii) the Closing Date shall be automatically extended until the expiration of the Gap Notice Response Period if such period extends beyond the Closing Date. Notwithstanding the foregoing, if any new exceptions to, or matters affecting, title arise as a result of a breach by Seller of the terms of this Agreement and Seller elects not to or fails to cause Title Insurer to remove or endorse over any exception(s) raised in the Gap Notice, then, in addition to the above, the provisions of Section 7.1 shall apply.
3.3    Voluntary Liens. Notwithstanding anything to the contrary contained herein, Seller shall cause all Voluntary Liens to be fully satisfied, released, removed and discharged of record on or prior to the Closing Date at Seller’s sole cost and expense, and may be paid from proceeds of Closing. The term “Voluntary Lien” as used herein shall mean a lien or encumbrance affecting the Property and/or the Membership Interests that evidences or secures an outstanding obligation of Nine Penn Owner or Seller under (a) any mortgage, deed of trust, security agreement, financing statement, or any other instrument which secures any monetary obligation of Nine Penn Owner or Seller and which was granted to the beneficiary thereof by Seller or its affiliates to secure such obligation, (b) any mechanic’s, materialman’s or other similar liens, which can be fully and finally satisfied and discharged by the payment of a liquidated or pre-determined sum to the beneficiary thereof and that, in each event, is created by Seller or its affiliates, (iii) any lien for unpaid delinquent real estate taxes affecting the Property or Taxes of Nine Penn Owner (other than Taxes not yet due and payable), (iv) any lien securing an outstanding judgment against Seller or its affiliates, (v) any other monetary lien created by Seller or its affiliates that can be satisfied by the payment of a liquidated or pre-determined sum, and (vi) any encumbrance voluntarily created or voluntarily placed by Seller or its affiliates against the Property or the Membership Interests from and after the date of the Title Commitment, which is not approved by Purchaser. For greater certainty, all references to Seller’s affiliates under this Section 3.3 shall include Nine Penn Owner.
4.    CLOSING. The payment of the Purchase Price, the transfer of the Membership Interests, and the satisfaction of all other terms and conditions of the transaction contemplated by this Agreement (the “Closing”) shall occur at noon Chicago time on March 15, 2019 (such day being sometimes referred to as the “Closing Date”), through escrow at the office of Title Insurer; provided that Purchaser shall have the one-time right to extend the Closing Date to a date that is on or before March 27, 2019 by written notice of its election to extend delivered to Seller prior to 4:00 p.m. Chicago time on March 14, 2019, which written notice shall (a) include the new Closing Date to which Closing is being extended and (b) be effective to extend the Closing only if Seller receives written confirmation from the Escrow Agent (which confirmation may be in the form of an email) that Purchaser has delivered to Escrow Agent, prior to 4:00 p.m. Chicago time on March 14, 2019, an extension deposit in the amount of Five Million Dollars ($5,000,000) (the “Extension Deposit”) to be held and applied as Earnest Money (for clarification, the aggregate Earnest Money deposit following Purchaser’s exercise of its extension right shall be Fifteen Million Dollars ($15,000,000)). If the date for Closing provided above falls on a day which is not a Business Day, then the Closing Date will be the next Business Day.

4.1    Seller’s Closing Deliveries. At Closing, Seller shall execute (as necessary) and deliver to Purchaser (either through escrow or as otherwise provided below) each of the documents described below: (i) an assignment of the Membership Interests of Seller and the assumption thereof by Purchaser, in the form attached hereto as Exhibit G (“Assignment of Membership Interests”), executed by Seller; (ii) resignation letters from each officer, director and/or manager of Nine Penn Owner, in each case effective as of the Closing Date, (iii) one original notice letter to tenants, substantially in the form attached the Company Disclosure Letter as Exhibit H; (iv) one original notice letter to each vendor or contractor under an Assignable Service Contract or Assignable Construction Contract, substantially in the form attached the Company Disclosure Letter as Exhibit I; (v) Seller’s non-foreign affidavit, in the form attached hereto as Exhibit J; (vi) one counterpart of the Joint Closing Statement (as defined in Section 4.3 below); (vii) one counterpart of the final and agreed-upon closing statement prepared by Escrow Agent (the “Escrow Agent’s Closing Statement”); (viii) evidence of termination of (a) any existing master property management agreement with Equity Commonwealth Management LLC, a Delaware limited liability company (“EQC Management”), (b) any existing sub-management agreement with the property management company identified in the Company Disclosure Letter (“Property Manager”), (c) the Brokerage Agreements, (d) all Service Contracts and Utility Agreements that Seller is required to terminate pursuant to this Agreement, and (e) the amenities lease from Nine Penn Owner, as landlord, and EQC Management, as tenant (unless Purchaser shall provide to Seller written notice on or before five (5) days prior to the Closing Date of Purchaser’s election to accept an assignment of such lease, in which event Seller shall cause such lease to be assigned to Purchaser or its nominee at Closing); (ix) a list of Protected Tenants (as defined in Section 4.3.7.2 below); (x) subject to Section 9.2 below, a certificate of Seller stating that the representations and warranties made by Seller in Section 9.1 of this Agreement are true and correct in all material respects as of the Closing; (xi) a certification statement issued by the Philadelphia Department of Licenses and Inspections; and (xii) an updated rent roll in the same form attached to this Agreement dated no earlier than three (3) Business Days prior to Closing and certified by Seller as the operational rent roll used by Nine Penn Owner in the operation and management of the Property. The Joint Closing Statement and Escrow Agent’s Closing Statement may be signed in facsimile or PDF counterparts on the Closing Date. To the extent available, Seller shall leave all of the original Leases, Assignable Service Contracts, keys, plans and specifications, licenses and permits, and other books and records of Nine Penn Owner pertaining to the Property at the Real Property. To the extent required by Title Insurer to issue the Owner’s Policy, Seller agrees to deliver to Title Insurer (x) an owner’s affidavit which shall be in a form acceptable to Title Insurer and Seller (and shall be sufficient in order to cause the Title Insurer to issue a non-imputation endorsement to the Owner’s Policy), and (y) evidence of Seller’s organization, power and authority in form and content reasonably required by the Title Insurer.
4.2    Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Seller (i) executed counterparts of (a) the Assignment of Membership Interests, (b) the Joint Closing Statement, (c) the Escrow Agent’s Closing Statement, (ii) a certificate of Purchaser stating that the representations and warranties made by Purchaser in Section 9.4 of this Agreement are true and correct in all material respects as of the Closing; (iii) an executed, completed copy of each of the City of Philadelphia Certificate of Transfer (Form 83-T-657) and the Pennsylvania Department of Revenue Realty Transfer Tax Declaration of Acquisition (Form Rev-1728) (collectively, the “Transfer Documents”), (iv) evidence of Purchaser’s organization, power and authority as Title Insurer may reasonably request; and (iv) the Cash Balance described in Section 2.2 above. At Closing, Purchaser shall file and/or record, or cause the Title Company to file and/or record, the Transfer Documents in the public office wherein filing and/or recording is required by applicable law.
4.3    Closing Prorations and Adjustments. The provisions of this Section 4.3 shall survive the Closing. Seller shall prepare a statement of the prorations and adjustments required by this Agreement (the “Joint Closing Statement”) and submit it to Purchaser for approval at least two (2) Business Days prior to the Closing Date. The items listed below are to be prorated or adjusted as of the close of business on the Closing Date (it being understood that, for purposes of prorations and adjustments, Seller shall be deemed the owner of the Membership Interests on the day immediately preceding the Closing Date and Purchaser shall be deemed the owner of the Membership Interests as of and from the day of the Closing Date; provided, however, that in the event any of the Leases provide that a tenant is to directly pay any of the expenses set forth below in this Section 4.3 to a third party other than Nine Penn Owner, then such amount shall not be prorated).
4.3.1    Taxes. Real estate taxes and assessments (which shall not include Transfer Taxes, which are governed by Section 4.6 below, and shall not include the City of Philadelphia use and occupancy tax (the “U&O Tax”), which is governed by this Section 4.3.1 below) shall be prorated for the period for which such taxes and assessments are payable (regardless of the period for which assessed and assuming that any assessments payable in installments are paid in installments) on the basis of the number of days in such period the Membership Interests will have been owned by Seller and Purchaser, respectively (i.e. on a cash, not an accrual, basis). If the tax bill payable during the tax year in which Closing occurs is not available at Closing, then the proration shall be made on the basis of the most recent ascertainable tax bill. Any real estate taxes or assessments paid at or prior to Closing and during the tax year in which Closing occurs shall be prorated based upon the amounts actually paid. If real estate taxes and assessments payable during the tax year in which Closing occurs have been determined but have not been paid before Closing, Seller shall be charged and Purchaser credited at Closing with an amount equal to that portion of such real estate taxes and assessments which relates to the period before the date of Closing, and Purchaser shall cause Nine Penn Owner to pay the real estate taxes and assessments prior to the same becoming delinquent. Any Center City District Assessments shall be prorated in the same manner as the real estate taxes and assessments set forth in this Section 4.3.1. The U&O Tax shall not be prorated by the parties. Seller and Purchaser shall each be responsible for remitting the U&O Tax to the applicable taxing authority that is collected by such party for its period of ownership of Nine Penn Owner. Seller shall file U&O Tax reports for the calendar month in which the Closing occurs and Purchaser shall file any such reports thereafter.
4.3.2    Rent. To the extent collected by Nine Penn Owner prior to Closing, the “minimum” or “base” rent paid by tenants under the Assignable Leases for the calendar month in which the Closing occurs shall be prorated between Purchaser and Seller on the basis of the number of days of such month the Membership Interests will have been owned by Purchaser and Seller, respectively. At Closing Purchaser shall receive a credit against the Purchase Price for all “minimum” or “base” rent paid by tenants under the Assignable Leases for the period following the calendar month in which the Closing occurs, to the extent collected by Nine Penn Owner prior to Closing. There shall be no proration of any rent which is delinquent as of the Closing Date. Rent collected on or after the Closing Date shall be applied first to the month of Closing, then to any delinquency existing for the period thereafter and then to any delinquency for the period prior to Closing. Purchaser shall cause any rent applicable to the period prior to Closing to be remitted to Seller if, as, and when collected by Purchaser. If Seller receives any rent following Closing, then Seller shall cause any rent applicable to the period following Closing to be remitted to Purchaser if, as, and when collected by Seller. At Closing, Seller shall deliver to Purchaser a schedule of all delinquent rent. In the event any delinquent rent is omitted from such schedule, Seller shall not be deemed to have waived its rights to such rent. Purchaser shall cause Nine Penn owner to include the amount of delinquent rent in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for three (3) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such three (3) month period following Closing, Purchaser will cause Nine Penn Owner to use commercially reasonable efforts to pursue remedies directly against delinquent tenants, but shall in no event be obligated to sue to evict or otherwise dispossess such tenants and shall not be required to continue to pursue such remedies against such tenants after the date that is eighteen (18) months after the Closing Date. Any percentage rent collected in connection with any Assignable Leases shall be prorated at Closing in the same manner as “minimum” and “base” rent above but shall be subject to reproration after the applicable lease year is over and total revenues and breakpoint have been reconciled under the applicable Assignable Lease, with such revenues and breakpoint allocated evenly over the year in which Closing occurs on a daily basis and any amount payable from one party to the other shall be paid promptly after such reconciliation is required under the applicable Assignable Lease.
4.3.3    Security Deposits. Purchaser shall receive a credit at Closing in the amount of any unapplied refundable cash security deposits under the Assignable Leases. Seller shall not apply any security deposits under the Assignable Leases to any defaults by the tenant thereunder unless such tenant has vacated the Property. In addition, Seller shall deliver to Purchaser at Closing any and all letters of credit and other instruments held by Nine Penn Owner as security deposits under Assignable Leases. To the extent required, Seller shall use commercially reasonable efforts to assist Purchaser in obtaining any required amendments or modifications to such letters of credit to reflect the transfer of Membership Interests to Purchaser (e.g. change of address, substitution of acceptable signatories) and, unless and until such modifications or amendments are obtained, Seller shall provide assistance, to the extent necessary and at Purchaser’s expense, in order to draw upon any such instrument and deliver the proceeds thereof to Purchaser as and when requested by Purchaser in writing.
4.3.4    Utilities. Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any other payments to utility companies shall be prorated. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated on a daily basis based on the most recent period for which actual costs incurred are available. Seller shall receive a credit at Closing for any utility deposits that exist as of the Closing Date, to the extent such utility deposits remain in place following Closing for the benefit of Purchaser. Any refund for overpayments of utilities relating to the period of time before Closing shall be retained by Seller or remitted by Purchaser to Seller, as applicable.
4.3.5    Service Contracts. Amounts due and prepayments under Assignable Service Contracts (other than non-recurring, upfront payments made prior to Closing by any vendor to Nine Penn Owner) shall be prorated.
4.3.6    Fees Payable. Fees related to licenses and permits that remain in place following Closing for the benefit of Purchaser shall be prorated.
4.3.7    Tenant Inducement Costs, Leasing Commissions and Construction Contracts.
4.3.7.1    Purchaser shall be responsible for the payment of all of the following Tenant Inducement Costs (as defined below): (a) those specifically identified as Purchaser’s obligation on Exhibit K-1 of the Company Disclosure Letter; (b) those payable under a New Lease entered into in accordance with Section 9.3.1 below (in an amount equal to the amount of such costs prorated over the term of such New Lease, with Seller being responsible only for the portion of such costs based on the ratio of base rent payments received by Nine Penn Owner through the Closing Date to the total base rent payable over the term of such New Lease); and (c) those associated with existing Leases other than with respect to the current terms of such existing Leases.
Seller shall be responsible for the payment of all Tenant Inducement Costs with respect to the current term of all existing Leases and other than those for which Purchaser is expressly responsible pursuant to Section 4.3.7.1 above.

“Tenant Inducement Costs” means any amounts required under a Lease to be paid or credited by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs (other than those accruing as a result of a buyout option executed by Nine Penn Owner after the Closing Date, which buyout costs shall be Purchaser’s sole and exclusive responsibility), moving, design, refurbishment and club membership allowances, but specifically excluding loss of income resulting from any free rental period (it being agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date).
If, as of the Closing Date, Nine Penn Owner shall have paid or provided a credit to the tenant for any Tenant Inducement Costs for which Purchaser is responsible pursuant to this Section 4.3.7, Seller shall be credited with an amount equal to such Tenant Inducement Costs. If, as of the Closing Date, Nine Penn Owner shall not have paid or provided a credit to the tenant for any Tenant Inducement Costs for which Seller is responsible in accordance with the provisions of this Section 4.3.7, Purchaser shall be credited with an amount equal to such Tenant Inducement Costs and Purchaser shall assume the obligation to pay or cause Nine Penn Owner to pay the same.
4.3.7.2    Leasing Commissions. Purchaser shall be responsible for the payment of all of the following leasing commissions: (a) those specifically identified as Purchaser’s obligation on Exhibit K-2 of the Company Disclosure Letter; (b) those paid or payable in connection with any New Lease entered into in accordance with Section 9.3.1 below and not designated as Seller’s responsibility in clause (ii) of the next paragraph; (c) to the extent not described above, for any “Protected Tenant” who enters into a lease at the Property following Closing, a commission to the listing broker under the Brokerage Agreement (as defined below) calculated in accordance with the formula set forth on Exhibit K-2 of the Company Disclosure Letter, and (d) those paid or payable in connection with any existing Lease other than with respect to the current terms of such existing Leases. “Protected Tenant” means any prospective tenant, if such prospective tenant’s entry into a lease after Closing would entitle the listing broker under the Brokerage Agreement to a commission under such Brokerage Agreement.
Seller shall be responsible for the payment of all leasing commissions with respect to the current term of all existing Leases and other than those for which Purchaser is expressly responsible pursuant to Section 4.3.7.2 above, including, without limitation, all of the following leasing commissions: (i) those specifically identified as Seller’s obligations on Exhibit K-2 of the Company Disclosure Letter; and (ii) any leasing commissions paid or payable in connection with any New Lease entered into in accordance with

Section 9.3.1 below (in an amount equal to the amount of such commissions prorated over the term of such New Lease, with Seller being responsible only for the portion of such commissions based on the ratio of base rent payments received by Nine Penn Owner through the Closing Date to the total base rent payable over the term of such New Lease).
“Brokerage Agreements” means the agreements described on Exhibit K-3 of the Company Disclosure Letter.
If, as of the Closing Date, Nine Penn Owner shall have paid any leasing commission for which Purchaser is responsible pursuant to this Section 4.3.7, Seller shall be credited with an amount equal to such leasing commission. If, as of the Closing Date, Nine Penn Owner shall not have paid any leasing commission for which Seller is responsible in accordance with the provisions of this Section 4.3.7, Purchaser shall be credited with an amount equal to such leasing commission and Purchaser shall assume the obligation to pay or cause Nine Penn Owner to pay the same.
4.3.7.3    Construction Contracts. Purchaser and Seller shall each be responsible for the payment of amounts under Assignable Construction Contracts as designated on Exhibit K-4 of the Company Disclosure Letter.
If, as of the Closing Date, Nine Penn Owner shall have paid any costs under Assignable Construction Contracts for which Purchaser is responsible pursuant to this Section 4.3.7, Seller shall be credited with an amount equal to such costs. If, as of the Closing Date, Nine Penn Owner shall not have paid any costs under Assignable Construction Contracts for which Seller is responsible in accordance with the provisions of this Section 4.3.7, Purchaser shall be credited with an amount equal to such costs and Purchaser shall assume the obligation to pay the same.
If any item of income or expense set forth in this Section 4.3 is based on an estimate or is to be determined after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any amounts due from one party to the other as a result of such reproration shall be paid promptly in cash to the party entitled thereto. [Solely for Tax purposes, such amounts shall be treated as an adjustment to the Purchase Price.] Seller and Purchaser hereby covenant and agree to make available to each other for review such records as are necessary to complete such reprorations. The provisions of this Section 4.3 shall survive the Closing.
4.4    Tenant Reimbursements. Tenants under the Leases are currently paying Nine Penn Owner certain amounts (referred to herein as “Tenant Reimbursements”) based on Nine Penn Owner’s estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses of Nine Penn Owner (collectively, “Owner Expenses”).

4.4.1    For the Calendar Year of the Closing. To the extent collected by Nine Penn Owner prior to Closing, Tenant Reimbursements paid by tenants under the Assignable Leases for the calendar month in which the Closing occurs shall be prorated between Purchaser and Seller based on the number of days of such month the Membership Interests will have been owned by Purchaser and Seller, respectively. At Closing, Purchaser shall receive a credit for all Tenant Reimbursements paid by tenants under the Assignable Leases for the period following the calendar month in which the Closing occurs, to the extent collected by Nine Penn Owner prior to Closing. There shall be no proration of such Tenant Reimbursements which are delinquent as of Closing. Tenant Reimbursements collected on or after the Closing Date shall be applied first to the month of Closing, then to any delinquency existing for the period thereafter and then to any delinquency for the period prior to Closing. Purchaser shall cause any Tenant Reimbursements applicable to the period prior to Closing to be remitted to Seller if, as, and when collected. If Seller receives any Tenant Reimbursements following Closing, then Seller shall cause any Tenant Reimbursements applicable to the period following Closing to be remitted to Purchaser if, as, and when collected by Seller. At Closing, Seller shall deliver to Purchaser a schedule of all delinquent Tenant Reimbursements. In the event any delinquent Tenant Reimbursements are omitted from such schedule, Seller shall not be deemed to have waived its rights to such amounts. Purchaser shall cause Nine Penn Owner to include the amount of delinquent Tenant Reimbursements in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for three (3) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such three (3) month period following Closing, Purchaser will cause Nine Penn Owner to use commercially reasonable efforts to pursue remedies directly against delinquent tenants, but shall in no event be obligated to sue to evict or otherwise dispossess such tenants and shall not be required to continue to pursue such remedies against such tenants after the date that is eighteen (18) months after the Closing Date.
Not later than ninety (90) days after the end of the calendar year in which Closing occurs, Purchaser shall determine the Tenant Reimbursements paid to Nine Penn Owner by tenants and Owner Expenses for the portion of the calendar year in which the Closing occurs that Seller owned the Membership Interests. Seller shall provide to Purchaser the information necessary to make such determination.  If the amount of Tenant Reimbursements collected by Nine Penn Owner for such year is less than the amount of Owner Expenses for such year, then the difference shall be prorated between Seller and Purchaser in accordance with this Section and Purchaser shall promptly remit the applicable portion of such difference to Seller. If the amount of Tenant Reimbursements collected by Nine Penn Owner for the calendar year in which the Closing occurs exceeds the amount of Owner Expenses for such year, then the excess shall be prorated between Seller and Purchaser in accordance with this Section and Seller shall promptly remit the applicable portion of such excess amounts to Purchaser. Upon receipt of such excess amounts, Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto. Purchaser shall indemnify, defend and hold Seller and Seller’s Affiliates harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser’s failure to remit any amounts actually received from Seller to tenants in accordance with the provisions hereof. The provisions of this Section 4.4.1 shall survive Closing.
4.4.2    For Prior Calendar Years. Seller shall be responsible for the reconciliation with tenants of Tenant Reimbursements and Owner Expenses for any calendar year prior to that in which the Closing occurs. If the amount of Tenant Reimbursements collected by Nine Penn Owner for such prior years is less than the amount of Owner Expenses for such period, then, to the extent permitted under the terms of the Leases, Seller shall be entitled to bill such tenants (which may be included in Purchaser’s bills delivered to tenants after Closing) and Purchaser and Seller agree that any amounts received from tenants on account of such Tenant Reimbursements shall not be applied to any tenant delinquencies, but rather shall be remitted to, or retained by, Seller, as applicable. If the amount of Tenant Reimbursements collected by Nine Penn Owner for such prior calendar year exceeds the amount of Owner Expenses with respect to such period, then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants. In connection with the foregoing, Seller shall be permitted to make and retain copies of all Leases and all billings concerning Tenant Reimbursements for such prior years, and Purchaser covenants and agrees to provide Seller with reasonable access to the books and records pertaining to such Tenant Reimbursements, and to otherwise cooperate with Seller (at no cost to Purchaser) for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of Tenant Reimbursements previously paid by such tenants. The provisions of this Section 4.4.2 shall survive the Closing.
4.4.3    Other Costs.    Notwithstanding the foregoing, if a tenant makes a payment to Nine Penn Owner with respect to any other amount owed to Seller (for example reimbursement for a tenant improvement overrun) such amount shall be for the account of Seller and if collected by Purchaser or Nine Penn Owner, shall be promptly paid to Seller. In addition, if Nine Penn Owner bills certain amounts to a tenant in arrears (for example, reimbursement by a tenant for certain utility costs incurred by Nine Penn Owner or charges for specific services provided by Nine Penn Owner), at Seller’s written request, Purchaser shall include, or cause Nine Penn Owner to include, the amount of any such arrearages in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for three (3) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. If a tenant makes a payment to Nine Penn Owner with respect to any such arrearage owed to Seller, such amount shall be for the account of Seller and, if collected by Purchaser or Nine Penn Owner after Closing, shall be promptly paid to Seller. After such three (3) month period following Closing, Purchaser will cause Nine Penn Owner to pursue remedies directly against delinquent tenants for such arrearages, but shall in no event be obligated to sue to evict or otherwise dispossess such tenants and shall not be required to continue to pursue such remedies against such tenants after the date that is eighteen (18) months after the Closing Date. The provisions of this Section 4.4.3 shall survive the Closing.
4.4.4    Rent Paid in Arrears. For any tenant or other user of the Property that makes rent payments in arrears pursuant to such tenant’s or user’s lease or other agreement with Nine Penn Owner (including, without limitation, any parking garage operator, if applicable), Purchaser agrees that upon Nine Penn Owner’s receipt after Closing of any rent payment from any such tenant or other user that is for any period of time prior to the Closing Date, Purchaser shall promptly pay to Seller the portion of such payment that applies to the period of time prior to the Closing Date. The provisions of this Section 4.4.4 shall survive the Closing.
4.5    Reservation of Rights to Contest. Seller shall retain all rights with respect to a refund, if any, of real estate and personal property taxes and assessments applicable to the 2018 calendar year and any year prior thereto and, if received by Nine Penn Owner after Closing, Purchaser shall cause Nine Penn Owner to remit the applicable portion of such taxes and assessments to Seller. Seller shall not settle any disputes (a) concerning real estate and personal property taxes and assessments for the period in which Closing occurs or (b) which would have an adverse effect on real estate and personal property taxes and assessments for any other periods following Closing, in each case without the prior written consent of Purchaser, not to be unreasonably withheld.
4.6    Transaction Costs. Except as otherwise specifically set forth in this Agreement (including, for the avoidance of doubt, Section 11.19) the closing costs and other costs incurred in connection with the transactions contemplated by this Agreement shall be paid as follows: (a) Seller shall pay for (1) the base premium payable to the Title Company in connection with the issuance of the Owner’s Policy, (2) one-half (½) of all escrow fees payable to Escrow Agent, (3) one-half (½) of all transfer taxes, documentary stamps and intangible taxes and similar taxes or charges due as a result of the transfer of the Membership Interests from Seller to Purchaser (“Transfer Taxes”), and (4) the Brokerage Commission, and (b) Purchaser shall pay for (i) all title insurance costs and fees in excess of the base premium of the Owner’s Policy, including any for extended coverage, endorsements, coinsurance or reinsurance, and any loan policy charges, (ii) one-half (½) of all Transfer Taxes, (iii) all recording charges, (iv) all costs incurred in connection with obtaining the Survey (but only if the Closing occurs), (v) one-half (½) of all escrow fees payable to Escrow Agent, and (vi) all sales and use taxes, if any. Indemnified Amounts (as defined in the Company Disclosure Letter) shall not include Transfer Taxes. Seller and Purchaser shall be responsible for the fees of their respective attorneys. All other customary closing costs incurred in connection with the transactions contemplated by this Agreement for which express provision is not made in this Agreement shall be borne in accordance with local custom (and, in the absence of local custom, shall be borne by the party which incurred the same).

4.7    Reprorations. Notwithstanding anything contained herein to the contrary, all reprorations contemplated by this Agreement shall be completed within one (1) year of Closing (subject to extension solely as necessary due to the unavailability of final information, but in no event to exceed eighteen (18) months after Closing). The provisions of this Section 4.7 shall survive the Closing.
4.8    Income Support. Seller shall provide to Purchaser a credit at Closing in an amount equal to the Income Support as further detailed in the Company Disclosure Letter.
4.9    Signage Credit. Seller shall provide to Purchaser a credit at Closing in an amount equal to the Remaining Signage Costs as further detailed in the Company Disclosure Letter.
5.    CASUALTY LOSS AND CONDEMNATION. If, prior to Closing, the Property, or any part thereof shall be condemned, destroyed, or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event of a Material Loss (as defined below), either Seller or Purchaser shall have the option to terminate this Agreement by giving notice to the other party within fifteen (15) days of the date Seller provides notice to Purchaser of the Material Loss (but no later than the Closing). If either (x) the condemnation, destruction or damage does not result in a Material Loss or (y) the condemnation, destruction or damage does result in a Material Loss and neither Seller nor Purchaser provides notice to the other party within such fifteen (15) day period of its election to terminate this Agreement, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, then (i) in the case of a condemnation, Purchaser, as the owner of the Membership Interests after Closing, shall be entitled to receive any condemnation proceeds, and (ii) in the case of a casualty, Purchaser, as the owner of the Membership Interests after Closing, shall be entitled to receive (A) any proceeds of insurance under any policy(ies) of insurance applicable to the destruction or damage of the Property, (B) the amount of any deductible, and (C) any remaining cost to repair not covered by insurance (if any); all net of repair costs incurred and paid by Nine Penn Owner prior to Closing. In addition, in the event Closing occurs, Purchaser shall deliver to Seller at Closing a release in form reasonably satisfactory to Seller whereby Purchaser releases Seller from all ongoing liability and/or claims in connection with such condemnation or casualty, provided that Purchaser shall have received each of the items set forth in sub-clauses (A) through (C) of clause (ii) of the immediately preceding sentence, and provided further that Seller agrees to collaborate after the Closing with the insurance adjuster retained by the parties in connection with such casualty. If either party elects to terminate this Agreement in accordance with this Section 5, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. For purposes of this Section 5, a “Material Loss” means condemnation, damage or destruction that (x) is reasonably estimated by Seller’s insurer or appraiser to cost or be valued at (as the case may be) more than the Loss Threshold (defined below), as applicable to the terminating party, as to the Property or any portion thereof, or (y) would permanently and materially impair the current use of, or access to, the Property; and

“Loss Threshold” means One Million Dollars ($1,000,000) as to the Purchaser, and Ten Million Dollars ($10,000,000), as to the Seller.
6.    BROKERAGE. Seller agrees to pay (pursuant to a separate agreement) a brokerage commission due to the Brokerage Company identified in the Company Disclosure Letter for services rendered in connection with the sale and purchase of the Membership Interests. Seller shall indemnify and hold Purchaser and Nine Penn Owner harmless from and against any and all claims of the Brokerage Company for the failure of Seller to pay such brokerage commission as and when required, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Membership Interests, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim.
7.    DEFAULT AND REMEDIES.
7.1    Pre-Closing Purchaser’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur due to a Seller default, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (a) the Earnest Money shall be returned to Purchaser (and, promptly after Seller’s receipt of invoices and reasonable documentation showing the cost of Purchaser’s due diligence and copies of any reports received by Purchaser, Purchaser shall have the right to reimbursement for its Pursuit Costs, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (b) upon notice to Seller not more than fifteen (15) days after Purchaser becomes aware of such failure, and provided an action is filed within forty-five (45) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above.
7.2    Pre-Closing Seller’s Remedies. PURCHASER AND SELLER ACKNOWLEDGE THAT IT WOULD BE EXTREMELY IMPRACTICAL AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY SELLER IF PURCHASER FAILS TO CONSUMMATE THE PURCHASE AND SALE CONTEMPLATED HEREIN AS A RESULT OF PURCHASER’S FAILURE TO CONSUMMATE CLOSING AS AND WHEN REQUIRED BY THE TERMS OF THIS AGREEMENT IN BREACH OF ITS OBLIGATIONS TO DO SO. PURCHASER AND SELLER HAVE CONSIDERED CAREFULLY THE LOSS TO SELLER OCCASIONED BY TAKING THE MEMBERSHIP INTERESTS OR THE PROPERTY OFF THE MARKET AS A CONSEQUENCE OF THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, THE EXPENSES OF SELLER INCURRED IN CONNECTION WITH THE PREPARATION OF THIS AGREEMENT AND SELLER’S

PERFORMANCE HEREUNDER, AND THE OTHER DAMAGES, GENERAL AND SPECIAL, WHICH PURCHASER AND SELLER REALIZE AND RECOGNIZE SELLER WILL SUSTAIN BUT WHICH SELLER CANNOT AT THIS TIME CALCULATE WITH ABSOLUTE CERTAINTY. BASED ON ALL THOSE CONSIDERATIONS, PURCHASER AND SELLER HAVE AGREED THAT THE DAMAGE TO SELLER IN SUCH EVENT WOULD REASONABLY BE EXPECTED TO BE EQUAL TO THE SUM OF THE EARNEST MONEY. ACCORDINGLY, IF CLOSING DOES NOT OCCUR AS A RESULT OF PURCHASER’S FAILURE TO CONSUMMATE CLOSING AS AND WHEN REQUIRED BY THE TERMS OF THIS AGREEMENT IN BREACH OF ITS OBLIGATIONS TO DO SO, THEN SELLER SHALL HAVE THE RIGHT, AS ITS SOLE AND EXCLUSIVE REMEDY, TO RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES, AT WHICH TIME THIS AGREEMENT SHALL, WITHOUT FURTHER ACTION OF THE PARTIES, TERMINATE AND BECOME NULL AND VOID AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT FOR THOSE WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.2 SHALL LIMIT ANY INDEMNIFICATION OBLIGATION OF PURCHASER UNDER THIS AGREEMENT.
7.3    Post-Closing Remedies. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement including without limitation Section 10 below, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.
8.    CONDITIONS PRECEDENT.
8.1    Due Diligence Period. Purchaser shall have until 4:00 p.m., Chicago, Illinois time on January 29, 2019 (the “Due Diligence Period”) within which to inspect the Property, obtain any necessary internal approvals to the transaction, and satisfy itself as to all matters relating to the Membership Interests and the Property, including, but not limited to, environmental, engineering, structural, financial, title and survey matters. If Purchaser determines (in its sole and absolute discretion) that the Membership Interests and/or the Property are unsuitable for its purposes for any reason or no reason or otherwise determines (in its sole and absolute discretion) for any reason or no reason not to proceed to Closing, then Purchaser may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. Purchaser’s failure to terminate this Agreement within the Due Diligence Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8.1, and thereafter the Earnest Money shall not be refunded to Purchaser except pursuant to another express provision of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, by executing and delivering this Agreement, Purchaser acknowledges and agrees that Purchaser has elected to waive any right that Purchaser may have to terminate this Agreement pursuant to this Section 8.1. Purchaser’s right of access and inspection pursuant to this Section 8.1 shall be governed by the Access and Indemnity Agreement dated as of December 17, 2018, a copy of which is attached to the Company Disclosure Letter as Exhibit P and which is incorporated by reference into this Agreement.
Notwithstanding anything to the contrary set forth in this Agreement, the Due Diligence Period is deemed to have expired, and Purchaser hereby waives its right to terminate this Agreement pursuant to this Section 8.1, on the Effective Date and concurrent with the execution of this Agreement by both Purchaser and Seller.
8.2    Estoppel Certificates. As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received certain estoppel certificates outlined in the Company Disclosure Letter at least one (1) Business Day before the Closing.
8.3    Association Estoppel. As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received an association estoppel as outlined in the Company Disclosure Letter.
8.4    Subordination, Non-Disturbance and Attornment Agreements. Purchaser and Seller have agreed as to the matter of subordination, non-disturbance and attornment agreements as outlined in the Company Disclosure Letter.
8.5    Accuracy of Seller’s Representations and Warranties. As a condition to the obligations of Purchaser to close hereunder, each of Seller’s representations and warranties set forth in Section 9.1 below shall be materially true and correct as of the Closing Date (or shall be materially true and correct subject to any change thereto resulting from any actions taken by Seller permitted under Section 9.3 or otherwise under this Agreement). If the foregoing condition is not satisfied and (a) such failure would result in a material adverse effect on the Membership Interests, Property or Purchaser (it being acknowledged and agreed by the parties that only a failure of the foregoing condition that relates to any matter that gives rise to, or could reasonably be expected to give rise to, any loss, damage, liability, cost or expense (including the diminution in value of the Property) (a “Loss”) in excess of $750,000 shall be deemed to have a material adverse effect on the Membership Interests, Property and Purchaser) and (b) Seller has not cured such failure as of the Closing Date (which cure may include causing the applicable representation(s) and warranty(ies) to become true and correct or crediting Purchaser at Closing for the amount of the Loss), then Purchaser, as Purchaser’s sole remedy, shall have the right to terminate this Agreement and receive the return of the Earnest Money and reimbursement from Seller of Purchaser’s Pursuit Costs by delivering written notice thereof to Seller on or before the earlier of (i) the Closing Date or (ii) the fifth (5th) Business Day after Purchaser obtains knowledge or receives written notice of such failure, and upon timely delivery of such written notice to Seller, this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement; provided that, in the event that a Loss shall exceed $3,000,000, Purchaser shall be entitled to terminate this Agreement and obtain the return of the Earnest Money and reimbursement from Seller of Purchaser’s Pursuit Costs, notwithstanding Seller’s willingness to providing a credit at Closing for the amount of the Loss. If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8.4, then such representations and warranties shall be deemed modified to take into account any such fact of which Purchaser was aware prior to or at Closing. In the event Purchaser closes with knowledge that a representation or warranty is untrue, Purchaser is prohibited from making any claims against Seller as a result thereof.
8.6    Accuracy of Purchaser’s Representations and Warranties. As a condition to the obligations of Seller to close hereunder, each of Purchaser’s representations and warranties set forth in Section 9.4 below shall be materially true and correct as of the Closing, and the failure of such condition shall be deemed a breach by Purchaser hereunder entitling Seller to exercise the remedies set forth in Section 7.2.
9.    REPRESENTATIONS, WARRANTIES AND COVENANTS.
9.1    Seller’s Representations and Warranties. Subject to Section 9.5 below, Seller hereby represents and warrants to Purchaser as to the following matters, as of the Effective Date:
9.1.1    Organization and Authority. The Trust is duly organized and in good standing under the laws of the state of its organization. The Trust has the power and authority under its organizational documents to sell, transfer, convey and deliver the Membership Interests to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained. TRS, Inc. is duly organized and in good standing under the laws of the state of its organization. TRS, Inc. has the power and authority under its organizational documents to sell, transfer, convey and deliver the Membership Interests to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained. Nine Penn Owner is duly organized and in good standing under the laws of the state of its organization.
9.1.2    No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller’s organizational documents.
9.1.3    Title to the Membership Interests.
(a)    Each Seller owns legal and beneficial title to its Membership Interests, free and clear of all liens and encumbrances, has the power and authority to sell, transfer, assign and deliver its Membership Interests as provided in this Agreement, and such delivery will assign to Purchaser such Membership Interests.

(b)    Except for the Operating Agreement of Nine Penn Owner, there is no certificate or other instrument evidencing the Membership Interests.
(c)    Nine Penn Owner is not presently conducting, and has not in the past conducted, any business other than the ownership and operation of the Property.
(d)    There were and are no outstanding subscriptions, securities, options, warrants, calls, rights, commitments, agreements, arrangements, rights of first offer to purchase, rights of first refusal to purchase, rights or negotiation, purchase options or similar rights or contractually required rights or consents to transfers or undertakings of any kind to which the Seller or Nine Penn Owner is a party, or pursuant to which the Seller or Nine Penn Owner is or may become bound, requiring either the issuance of any additional interests in Nine Penn Owner, the sale of any of the membership interests or the admission of additional members of Nine Penn Owner or otherwise.
(e)    There are no outstanding member loans (either from third parties or from other members).
9.1.4    Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Trust and TRS, Inc., enforceable against the Trust and TRS, Inc. in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
9.1.5    Condemnation. Nine Penn Owner has not received from any Governmental Authority any written notice that any condemnation action has been filed against the Property or any part thereof, and to Seller’s Knowledge, no such condemnation is threatened against the Property or any part thereof.
9.1.6    Litigation. Except as set forth on Exhibit N of the Company Disclosure Letter and the Loss-Runs (defined below), neither Seller nor Nine Penn Owner has been served with any litigation, legal proceedings, administrative proceeding or investigation, and to Seller’s Knowledge, none has been threatened in writing (and has not been resolved) by any third party, which is still pending against Seller or Nine Penn Owner with respect to its ownership or operation of the Property, and neither Seller nor Nine Penn Owner has received any notice of default from any lender with a recorded security interest on the Property which has not been cured.

9.1.7    Labor Disputes. To Seller’s Knowledge, there are no pending or threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns or other material labor disputes with respect to any employees serving the Property through the Property Manager.
9.1.8    Tax Matters. Except as otherwise disclosed in writing to Purchaser:

(a)	All Tax returns required to be filed by Nine Penn Owner prior to the Effective Date have been timely filed and such Tax returns are true, complete and correct in all material respects.

(b)
All Taxes due and owing by the Nine Penn Owner prior to the Effective Date have been timely paid, except where such Taxes are being contested in good faith by appropriate proceedings and appropriate reserves have been set aside.

(c)
All tax deficiencies asserted, or tax assessments made, if any, against Nine Penn Owner as a result of any examinations by a Governmental Authority have been fully paid, and, to Seller’s Knowledge, there are no Tax deficiencies or assessments threatened with respect to Nine Penn Owner.

(d)
No written claim that Nine Penn Owner is or may be subject to taxation has been made by any Governmental Authority or by any other state, county or municipality, or any other political subdivision, or any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them, in a jurisdiction where Nine Penn owner does not file Tax returns.

(e)	There are no pending or threatened in writing, Tax audits, examinations or, to Seller’s Knowledge, investigations by any Governmental Authority concerning Nine Penn Owner.

(f)	There is no tax litigation against Nine Penn Owner.

(g)
Taxes which Nine Penn Owner is required to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party, have been withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority and Nine Penn Owner has in all material respects complied with all information reporting and backup withholding provisions of applicable law.

(h)	Nine Penn Owner is classified as a partnership for U.S. federal, state, and local income tax purposes (the representations in this Section 9.1.8, the “Tax Representations”).
9.1.9    Tax Appeal Proceedings. Neither Seller nor Nine Penn Owner has filed, and has not retained anyone to file, notices of protest against, or to commence actions to review real property tax assessments against the Property which are currently pending. Seller has not received any written notice that any other party has filed an appeal related to real property tax assessments against the Property which are currently pending.
9.1.10    Bankruptcy. Neither Seller nor Nine Penn Owner has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.
9.1.11    Leases. (i) The list of documents set forth on Exhibit R of the Company Disclosure Letter (the “Lease Documents”) is a true, correct and complete list of all Lease Documents affecting the Property, (ii) the Lease Documents are in full force and effect, (iii) Seller has delivered true, correct and complete copies of the Leases to Purchaser, (iii) no rent under any Lease has been paid more than one (1) month in advance of its due date (other than annual rent from Federal Express and United Parcel Service, which rent in each case does not exceed $1,000 per year), (iv) there are no unfunded Tenant Inducement Costs associated with the current term under any existing Leases, except as set forth on Exhibit K-1 of the Company Disclosure Letter, (v) except as set forth on Exhibit R of the Company Disclosure Letter, neither Seller nor Nine Penn Owner has delivered to any tenant under the Lease Documents, nor has any tenant under the Lease Documents delivered to Seller or Nine Penn Owner, a written notice of default under any such Lease Documents, and (vi) Exhibit T attached to the Company Disclosure Letter contains a true, correct and complete list of the Security Deposits held by Nine Penn Owner under the Leases.
9.1.12    Brokerage Contracts. (i) The list of documents set forth on Exhibit K-3 of the Company Disclosure Letter is a true, correct and complete list of all Brokerage Agreements entered into by or on behalf of Nine Penn Owner (other than so-called tenant representation agreements), (ii) Seller has delivered true, correct and complete copies of such Brokerage Agreements to Purchaser, and (iii) except as set forth on Exhibit K-2 of the Company Disclosure Letter, all commissions associated with the current term under any existing Leases under such Brokerage Agreements have been paid and the tenant commissions under any such tenant representation agreements have been paid.

9.1.13    Service Contracts. Sellers make the representations with respect to Taken Service Contracts (as defined in the Company Disclosure Letter) as set forth in the Company Disclosure Letter.
9.1.14    Easement and Restriction Agreement and Agreement regarding Atrium and Plaza. Neither Seller nor Nine Penn Owner has delivered to any party under the Easement Agreement, nor has any party under the Easement Agreement delivered to Seller or Nine Penn Owner, a written notice of default under the Easement Agreement which remains uncured. Neither Seller nor Nine Penn Owner has received any written notice of default under the Agreement regarding Atrium and Plaza of Nine Penn Center and Six Penn Center dated as of June 15, 1998 which remains uncured.
9.1.15    FIRPTA. Transferors are not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder.
9.1.16    Insurance. The Transferors have delivered true and complete copies of certificates of Seller’s insurance maintained for the Property. The insurance policies evidenced by such certificates are currently in full force and effect and, as of the date of the “loss-runs” dated January 29, 2019 and delivered by Seller to Purchaser (the “Loss-Runs”), no claims have been made thereunder.
9.1.17    No Purchase Option. Other than this Agreement or as disclosed in the Title Commitment, to Seller’s Knowledge, there are no recorded or unrecorded rights of first offer to purchase, rights of first refusal to purchase, rights of negotiation, purchase options or similar rights or contractually required rights or consents to transfer pertaining to the Property, the Membership Interests or any portions thereof.
9.1.18    Violations. To Seller’s Knowledge, Seller has not received written notice from any federal, state or local government that any condition at the Real Property constitutes a violation, in any material respect, of any federal or state environmental law, regulation, rule or ordinances or any other laws, regulations, rules or ordinances.
9.1.19    Executive Order.
(a)    Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the

Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice.
(b)    Neither Seller nor any beneficial owner of Seller:
(i)    is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
(ii)    is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or
(iii)    is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
(c)    Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller. In such event, Seller shall return and/or cause to be returned to Purchaser the Earnest Money, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement.
9.1.20    Foreign Corrupt Practices Act. Neither Seller nor any of its subsidiaries or affiliates, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Seller or any of its subsidiaries or affiliates, (i) has violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K Bribery Act 2010, or any other similar law, including, in each case, the rules and regulations thereunder, (ii) has taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (iii) has otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment.
9.1.21    Utility Agreements. (i) The list of documents set forth on Exhibit O of the Company Disclosure Letter is a true, correct and complete list of all Utility Agreements affecting the Property, (ii) Seller has delivered true, correct and complete copies of the Utility Agreements to Purchaser, and (iii) except as set forth on Exhibit O of the Company Disclosure Letter, neither Seller nor Nine Penn Owner has delivered to any vendor under the Utility Agreements, nor has any vendor under any such Utility Agreements delivered to Seller or Nine Penn Owner, a written notice of default under any such Utility Agreements.
9.1.22    Mortgage Debt. Nine Penn Owner is not the borrower under any mortgage loan secured by the Property.
All references in this Agreement or in the Company Disclosure Letter to “Seller’s Knowledge” or words of similar import (whether or not such words may be capitalized), shall refer only to the conscious actual (and not implied or constructive) knowledge of the Seller’s Representative (as defined in the Company Disclosure Letter) and shall not be construed to refer to the knowledge of any other member, officer, director, trustee, shareholder, venturer, consultant, employee, agent, property manager or representative of Seller, its partners or members (including without limitation Seller’s counsel, Property Manager or any broker), or of any affiliate of any of the foregoing, or to impose or have imposed upon the Seller’s Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains (except that Seller’s Representative has requested that the individual employee of Property Manager with direct responsibility for managing the Property provide Seller’s Representative with information known to such individual that is salient to the representations given in this Section 9.1 above). There shall be no personal liability on the part of the Seller’s Representative or any employee of Property Manager arising out of any representations or warranties made herein. All references herein to “written notice” having been given to Seller shall include only those notices received by the Seller’s Representative.
9.2    Representations Remade. As of Closing, Seller shall be deemed to remake and restate the representations set forth in Section 9.1, except that the representations may be updated at or prior to the Closing Date by delivering written notice to Purchaser that any of Seller’s representations or warranties contained herein are untrue or incorrect and Purchaser shall be entitled to all applicable rights and remedies contained in Section 8.4 in connection therewith. The condition set forth in Section 8.4 shall not be deemed to have failed if any representation or warranty becomes untrue or incorrect due to (i) new Service Contracts or amendments to Service Contracts entered into in accordance with this Agreement or Service Contracts that have expired by their stated terms, (ii) new Construction Contracts or amendments to Construction Contracts entered into in accordance with this Agreement or all work being complete and all amounts due the contractor being paid with respect to any Construction Contract, (iii) New Leases or amendments to New Leases entered into in accordance with this Agreement or Leases which have expired by their own terms, (iv) new Utility Agreements or amendments to Utility Agreements entered into in accordance with this Agreement or Utility Agreements that have expired by their stated terms, (v) rent prepayments for which Purchaser receives a credit at Closing, (vi) delivery of a written default notice under any Lease, (vii) delivery of a written default notice under the Easement Agreement, (viii) any tenant initiating an audit of pass through expenses, or (ix) changes to Exhibits K-1, K-2 or K-4 of the Company Disclosure Letter to take into account changes in payments made or the completion of work; provided that, in each instance under clauses (i) through (ix), the representation or warranty did not become untrue or incorrect as a result of any act taken by Seller in violation of this Agreement or omission of Seller in violation of this Agreement.
9.3    Covenants. Seller hereby covenants and agrees with Purchaser as to the following matters.
9.3.1    New Leases. For purposes of this Agreement, any Lease entered into after December 12, 2018 and any modification, amendment, restatement, renewal, extension, failure to exercise a cancellation option, “must take” space or otherwise entered into or occurring, if applicable, after December 12, 2018 with respect to an existing Lease shall be referred to as a “New Lease”. Seller shall not cause Nine Penn Owner to enter into any New Lease (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a right granted the tenant under such existing Lease for which Nine Penn Owner is not entitled to withhold, condition or delay its consent pursuant to the terms of such Lease) without Purchaser’s prior written consent, which consent may be withheld, conditioned or delayed in Purchaser’s sole discretion. If Purchaser does not respond in writing to Seller’s request for approval or disapproval of a New Lease within ten (10) Business Days after Purchaser’s receipt of Seller’s request, Purchaser shall be conclusively deemed to have approved of such New Lease.
9.3.2    Service Contracts. Seller shall not cause Nine Penn Owner to enter into any new Service Contracts which would be binding on Nine Penn Owner after Closing, or cause Nine Penn Owner to cancel, materially modify or renew any existing Service Contracts which would be binding on Nine Penn Owner after Closing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such new Service Contracts are cancelable by Nine Penn Owner upon thirty (30) days’ notice without penalty or premium. If Purchaser fails to respond to Seller’s request for consent with respect to any such action within ten (10) Business Days after receipt of Seller’s request, such consent shall be deemed given. The foregoing terms of this Section 9.3.2 shall not apply to new Service Contracts necessitated by an emergency or other circumstance that could reasonably be expected to give rise to impending injury to person or damage to property (in which event, Seller shall only be required to endeavor to provide notice to Purchaser of such circumstances). Upon the written request of Purchaser delivered on or prior to the date that is five (5) days prior to the Closing Date, Seller shall cause Nine Penn Owner to deliver to vendors under Service Contracts specified by Purchaser, on the Closing Date, notices of termination of such Service Contracts terminating such Service Contracts in accordance with the terms thereof at no cost to Seller, except for de minimis amounts (it being understood and agreed that such Service Contracts shall remain in full force and effect with respect to the Property, and that Purchaser shall assume the costs and obligations thereunder in accordance with the terms of this Agreement, from the Closing Date until such date as such termination is effectuated in accordance with the terms of the applicable Service Contracts).
9.3.3    Construction Contracts. Seller shall not cause Nine Penn Owner to enter into any new Construction Contracts which would be binding on Nine Penn Owner after Closing, or cause Nine Penn Owner to cancel, materially modify or renew any existing Construction Contracts which would be binding on Nine Penn Owner after Closing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such new Construction Contracts are cancelable by Nine Penn Owner upon thirty (30) days’ notice without penalty or premium. If Purchaser fails to respond to Seller’s request for consent with respect to any such action within ten (10) Business Days after receipt of Seller’s request, such consent shall be deemed given. The foregoing terms of this Section 9.3.3 shall not apply to new Construction Contracts necessitated by an emergency or other circumstance that could reasonably be expected to give rise to impending injury to person or damage to property (in which event, Seller shall only be required to endeavor to provide notice to Purchaser of such circumstances).
9.3.4    Operations. After the Effective Date, Seller shall cause Nine Penn Owner to (i) operate the Property as a Class “A” office building in the normal course of Nine Penn Owner’s business (Purchaser hereby acknowledging and agreeing that, as of the Effective Date, the Property is being operated as a Class “A” office building), (ii) maintain the Property in substantially the same condition as of the Effective Date, ordinary wear and tear excepted, and subject to Section 5 above, and (iii) insure the Property with substantially the same insurance coverage as existed as of the Effective Date. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to cause Nine Penn Owner to make any capital repairs, replacements or improvements to the Property except as may be required by the Leases to be made prior to the Closing Date.
9.3.5    Other Agreements. After the Effective Date, and except as required by law or by any of the Permitted Exceptions or as otherwise permitted under this Agreement, Seller shall not cause Nine Penn Owner to become party to agreements granting an easement or right-of-way on, under or about the Property, and Seller shall not cause Nine Penn Owner to become a party to any agreements granting easements or rights-of-way in favor of the Property or otherwise encumber, or grant interests in, the Property.

If Seller fails to perform or fails to cause Nine Penn Owner to perform any of the covenants contained in this Section 9.3 hereof and either Purchaser receives written notice thereof from Seller prior to Closing or Purchaser shall have actual knowledge of a default by Seller under this Section 9.3 prior to Closing, Purchaser shall have the rights and remedies available to Purchaser under Section 7.1 hereof, and if Purchaser elects to close, then such default by Seller shall be deemed to be waived by Purchaser at the Closing.
9.4    Purchaser’s Representations and Warranties. Subject to Section 9.5 below, Purchaser represents and warrants that:
9.4.1    ERISA. Purchaser’s rights under this Agreement, the assets it shall use to acquire the Membership Interests and, upon acquisition of the Membership Interests by Purchaser, the Membership Interests themselves, do not and shall not constitute plan assets within the meaning of 29 C.F.R. §2510.3-101, and Purchaser is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Membership Interests by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.
9.4.2    Organization and Authority. Purchaser is duly organized and in good standing under the laws of the state of its organization. Purchaser has the power and authority under its organizational documents to perform its obligations hereunder, and all action and approvals required thereunder have been duly taken and obtained.
9.4.3    No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Purchaser’s organizational documents.
9.4.4    No Bankruptcy. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.
9.4.5    Executive Order.
(a)    Purchaser hereby represents and warrants that Purchaser is in compliance with the Orders. Further, Purchaser covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.

(b)    Purchaser hereby represents and warrants that neither Purchaser nor any beneficial owner of Purchaser:
(i)    is listed on the Lists;
(ii)    is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or
(iii)    is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
(c)    Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser. In such event, Seller shall return and/or cause to be returned to Purchaser the Earnest Money, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement.
9.4.6    Foreign Corrupt Practices Act. Neither Purchaser nor any of its subsidiaries or affiliates, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Purchaser or any of its subsidiaries or affiliates, (i) has violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K Bribery Act 2010, or any other similar law, including, in each case, the rules and regulations thereunder, (ii) has taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (iii) has otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment.
9.5    Survival. Purchaser’s right to make a claim after Closing with respect to any breach of a representation or warranty set forth in Section 9.1 herein (except for Tax Representations), shall survive the Closing, but only as to claims of which Purchaser notifies Seller in writing within two hundred seventy (270) days after Closing (or such shorter period of time to the extent Purchaser receives an Estoppel Certificate which obviates any or all of Seller’s representations and/or warranties with respect to any Lease in accordance with Section 2 of the Company Disclosure Letter), and not otherwise, and provided that any suit (except with respect to Tax Representations) must be brought within forty-five (45) days after the expiration of such two hundred seventy (270) day period. The Tax Representations shall survive indefinitely, but not beyond the date of expiration of the applicable statute of limitations plus a period of forty-five (45) days thereafter, and provided that any suit with respect to Tax Representations must be brought within forty-five (45) days after the expiration of the applicable statute of limitations. Seller’s right to make a claim after Closing with respect to a breach of a representation or warranty set forth in Section 9.4 shall survive the Closing, provided Subsections 9.4.2 and 9.4.3 shall only survive the Closing as to claims of which Seller notifies Purchaser in writing within two hundred seventy (270) days after Closing and provided that any suit must be brought within forty-five (45) days after the expiration of such two hundred seventy (270) day period.
9.6    Employee Matters.
(a)    Seller has provided to Purchaser a written list of those employees of Property Manager serving the Property (the “Employee List”). No later than five (5) days before the Closing Date, Purchaser agrees to provide to Seller the names of employees from the Employee List to whom offers of employment will be proffered upon Closing. As contemplated by Section 4.1 of this Agreement above, Seller will deliver to Purchaser at Closing evidence of termination of the sub-management agreement with Property Manager effective as of the Closing Date.
(b)    Neither Seller nor any ERISA Affiliate sponsors any multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan, in each case, that is subject to Title IV of ERISA, except in each case as could not constitute an obligation of Purchaser in connection with this Agreement. Neither Seller nor the Property, nor any portion thereof, comprises plan assets within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3(42) of ERISA.
(c)    Neither Seller nor Nine Penn Owner has a single employer, joint employer, alter ego or similar relationship with any other company. Nine Penn Owner has no current employees nor any liability with respect to former employees.
9.7    Brokerage Commissions. Purchaser agrees that if Purchaser or any of its affiliates, including Nine Penn Owner after Closing, enter into any leasing, brokerage or similar agreements for the Property with any of the brokers or affiliates thereof who are a party to the Brokerage Agreement (collectively, the “Brokers”) for the Property, such leasing, brokerage or similar agreements (each, a “New Agreement”) must contain a provision that the applicable New Agreement supersedes and replaces in its entirety any and all prior leasing, brokerage or similar agreements between such Broker and Purchaser or any previous owner of the Property that is the subject of the New Agreement.
9.8    Lien Waivers. From the Effective Date through the Closing Date, Seller shall use good faith efforts to obtain and deliver to Purchaser all partial and/or full lien waivers, as applicable, in connection with any payments made pursuant to any Construction Contracts by Seller from the date that is one hundred eighty (180) days prior to the Closing Date through the Closing Date.
10.    LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights pursuant to an express provision of this Agreement or in any of the Closing deliveries in further limitation), then (a) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed Ten Million Dollars ($10,000,000) in the aggregate (the “Liability Limitation”), provided that the Liability Limitation shall not apply to the Tax Representations or to Seller’s indemnifications of Nine Penn Owner and Purchaser with respect to the Brokerage Commission, and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser against Seller alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. No constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (including, but not limited to, the Trust and EQC Management) (collectively, “Seller’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other partner or member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such party’s obligations to restore or contribute). The provisions of this Section 10 shall survive the Closing and any termination of this Agreement.
11.    MISCELLANEOUS.
11.1    Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement (which shall be deemed to include any Exhibits to this Agreement and the Company Disclosure Letter), which alone fully and completely expresses the agreement of the parties.
11.2    Assignment. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without Seller’s written consent; provided, however, that no such consent shall be required with respect to Purchaser’s assignment to one or more entities (each such entity, a “Permitted Assignee”) that (a) (x) are wholly owned, directly or indirectly by, or (y) controlled by or under the common control of, Purchaser, and (b) delivers, on or before the date that is ten (10) Business Days before the Closing Date, to Seller a duly executed assumption of all of the duties and obligations of Purchaser by the proposed assignee (including an express statement of the representation and warranty in Section 9.4.5 above). Notwithstanding the foregoing sentence, Seller understands that Purchaser is entering into this Agreement as agent and for the benefit of its nominees and designees, which have been created and shall be disclosed to Seller prior to Closing. Seller further understands that Purchaser is acting as a ‘straw party” for such nominees and designees, has no intent to obtain legal or equitable title to the Membership Interests and that, prior to or concurrent with Closing, Purchaser shall assign this Agreement, and shall be permitted to do so without Seller’s consent, to such two nominees and designees that are Permitted Assignees as follows: (a) Purchaser intends to assign this Agreement with respect to Trust’s 99.75% of the Membership Interests to one such nominee and designee, and (b) Purchaser intends to assign this Agreement with respect to TRS Inc.’s 0.25% of the Membership Interests to the other such nominee and designee. Upon the occurrence of the assignment of this Agreement to such two nominees and designees in accordance with the provisions of this Section 11.2, Purchaser shall be released from any and all duties and obligations to Seller provided for under this Agreement, and the closing documents shall reflect the names of the two nominees and designees rather than Purchaser; provided, however, if any Transfer Tax shall be due and owing in connection with any assignment of this Agreement by Purchaser, then Purchaser and any assignees of Purchaser’s interest in this Agreement shall be responsible for payment of same and agree to indemnify and hold harmless Seller from any liability for such Transfer Taxes. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.
11.3    Modifications. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

11.4    Time of Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included unless it is not a Business Day, in which event the period shall be deemed to run until the next Business Day. For purposes hereof, “Business Day” shall mean any day which is not a Saturday, Sunday or federal holiday.
11.5    Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.
11.6    Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by electronic mail, or by overnight courier (such as Federal Express), addressed as provided in the Company Disclosure Letter. All notices given in accordance with the terms hereof shall be deemed given when received (on the day delivered if delivered before 5:00 p.m. Chicago time and the next Business Day if delivered after such time) or upon refusal of delivery. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11.6.
11.7    “AS IS” SALE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1 ABOVE, TO TAKE THE PROPERTY AT CLOSING “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER’S AFFILIATES SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER HAS NOT AND SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1 ABOVE, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH

ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BELOW. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER, UNLESS OTHERWISE REQUIRED BY LAW, IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURES REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER.
PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE MEMBERSHIP INTERESTS AND THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE MEMBERSHIP INTERESTS PROPERTY INCLUDING BUT NOT LIMITED TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS.
PURCHASER, UPON CLOSING, SHALL BE DEEMED ON BEHALF OF ITSELF AND ITS AFFILIATES, SUCCESSORS AND ASSIGNS TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT, COST RECOVERY, CONTRIBUTION OR OTHERWISE), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT HAVE ASSERTED OR ALLEGED AGAINST NINE PENN OWNER, SELLER (AND SELLER’S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW), VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS,

CIRCUMSTANCES OR MATTERS REGARDING THE MEMBERSHIP INTERESTS AND THE PROPERTY INCLUDING, WITHOUT LIMITATION, PURSUANT TO THE STATUES IN EFFECT IN THE STATE IN WHICH THE PROPERTY IS LOCATED OR ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS MATERIAL OR CHEMICAL WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE AND OF WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE OF SELLER.
TO THE EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY PURCHASER IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND SELLER’S AFFILIATES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.
The provisions of this Section 11.7 shall survive Closing or any termination of this Agreement.
11.8    TRIAL BY JURY; RESCISSION. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY EITHER PARTY UNDER OR WITH RESPECT TO THIS AGREEMENT, EACH OF SELLER AND PURCHASER WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ALSO, PURCHASER WAIVES ANY RIGHT TO SEEK RESCISSION OF THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT.
11.9    Confidentiality. The terms and provisions of the Confidentiality Agreement dated December 14, 2018, a copy of which is attached to the Company Disclosure Letter as Exhibit Q, are incorporated by reference to this Agreement.
11.10    Reports. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s written request, assign and transfer to Seller, without representation or warranty of any kind, all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property (collectively, the “Reports”) or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing; provided that, such Reports are assignable; and provided further, that Seller shall reimburse Purchaser for the out-of-pocket costs and expenses incurred by Purchaser in connection with the preparation of such Reports.
11.11    Reporting Person. Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045‑4(e)(5) relating to the requirements for information reporting on real estate transactions. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.
11.12    Tax Treatment.
11.12.1    General. The parties intend that the transactions contemplated herein be treated for U.S. federal income (and analogous state and local) tax purposes in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 434. No party shall take any position contrary to the foregoing unless otherwise required by law.
11.12.2    Tax Returns. Seller shall be responsible for and shall cause to be prepared and duly filed all Tax Returns of Nine Penn Owner for all taxable periods ending on or before the Closing Date (together with the portion ending on the Closing Date at any taxable period that begin before and ends after the Closing Date, a “Pre-Closing Tax Period”), and Seller shall pay all Taxes shown as due with such Tax Returns. All such Tax Returns shall be prepared in accordance with the accounting methods, conventions and elections used to prepare such Tax Returns for Nine Penn Owner in prior taxable periods, except as required by law. Purchaser shall prepare and file or cause to be filed when due all Tax Returns with respect to Nine Penn Owner, other than those that are the responsibility of Seller pursuant to this paragraph. In the case of Tax Returns that are due after the Closing Date but for which Seller has the responsibility for the preparation and payment of Taxes due with respect to such taxable periods, Seller shall deliver filed copies of such Tax Returns to Purchaser for informational purposes only.
11.13    Press Releases. Upon or after the Closing, neither Seller nor Purchaser shall issue any press releases with respect to the transactions contemplated hereby or consummated in accordance with the terms hereof except upon the mutual agreement of the parties as to the form and content of such press release (with consent not to be unreasonably withheld, conditioned, or delayed by either party). In addition, notwithstanding anything to the contrary contained herein, (i) Seller shall be permitted to make disclosures in accordance with, or required by, the disclosure requirements applicable to Equity Commonwealth (“REIT”), which is a direct or indirect parent of Seller, or its affiliates, due to the REIT’s status as a publicly-held company listed on the New York Stock Exchange or any other securities exchange (an “Exchange”) (including, but not limited to, (x) disclosure in accordance with, or required by, the rules of, or any listing agreement with, an Exchange, and (y) any so-called “Regulation Fair Disclosure” press release), and (ii) Purchaser shall be permitted to make disclosures in accordance with, or required by, the disclosure requirements applicable to Silverstein Properties Limited, which is an indirect parent of Purchaser, or its affiliates, on any applicable foreign Exchange.
11.14    Counterparts; Electronic Signatures. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument. Each counterpart may be delivered by electronic mail transmission. Copies of signature pages transmitted by PDF attachment to e-mails shall be sufficient as originals for all purposes. Purchaser and Seller agree that electronic signatures of the parties are intended to authenticate this Agreement and to have the same force and effect as manual signatures. Purchaser and Seller waive any defenses to the enforcement of this Agreement based upon the form and method of delivery of signatures.
11.15    Construction. This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.
11.16    Attorneys’ Fees. In the event of litigation between the parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.
11.17    No Memorandum of Agreement. This Agreement or any notice or memorandum hereof shall not be recorded in any public record, except by Purchaser in connection with any exercise of its right to seek specific performance as provided in this Agreement. A violation of this prohibition shall constitute a default by Purchaser.
11.18    Severability. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.
11.19    Certain Indemnified Amounts. Seller hereby agrees that notwithstanding anything herein to the contrary, Seller shall be responsible for certain Indemnified Amounts, as more particularly provided in the Company Disclosure Letter.
[signature page follows next]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:
EQC Operating Trust, a Maryland real estate investment trust

By:  /s/ Orrin S. Shifrin
Name:  Orrin S. Shifrin
Title:  EVP, General Counsel and Secretary

EQC TRS, Inc., a Delaware corporation

By:   /s/ Orrin S. Shifrin
Name: Orrin S. Shifrin
Title:   EVP, General Counsel and Secretary

Signature Page to Sale Agreement

PURCHASER:	Silverstein/Arden 1735 Market Holdco LP, a Delaware limited partnership By: /s/ Michael Levy Name:Michael Levy Title: Executive Vice President

Signature Page to Sale Agreement

JOINDER OF TITLE COMPANY AS ESCROW AGENT
The execution version of the Agreement held by Purchaser and Seller contains the Title Company signature page.

Signature Page to Sale Agreement

LIST OF SCHEDULES AND EXHIBITS
Schedule 1    Certain Defined Terms

A    Legal Description
B    List of Excluded Tangible Personal Property
G    Form of Assignment of Membership Interests
J    Non-Foreign Affidavit

SCHEDULE 1
“Assignable Construction Contracts” means Construction Contracts which are in effect as of the Closing Date (but excluding Construction Contracts which are not freely assignable) to the extent that work thereunder is not completed as of the Closing Date.
“Assignable Leases” means all Leases which are in effect as of the Closing Date, including the right to all security deposits and other and instruments deposited pursuant to the terms of such Assignable Leases (a list of the security deposits and other instruments held by Nine Penn Owner under the Leases is attached as Exhibit T to the Company Disclosure Letter (the “Security Deposits”)).
“Assignable Service Contracts” means those Service Contracts which are in effect as of the Closing Date (but excluding (i) Service Contracts designated as “National” or “Regional”, (ii) Service Contracts which are not freely assignable and (iii) property management and leasing brokerage agreements).
“Construction Contracts” means all right, title and interest of Nine Penn Owner under any contracts for work or improvements at the Property (a list of Construction Contracts in effect as of the Effective Date is attached hereto as Exhibit D of the Company Disclosure Letter).
“Easement Agreement” means that certain Easement and Restriction Agreement dated May 25, 1988 as set forth in Deed Book FHS 1077 Page 300.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Governmental Authority” and “Governmental Authorities” mean the United States of America, the state, the county and city where the Property is located, and any other political subdivision in which the Property is located or that exercises jurisdiction over the Property, and any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them.
“Hazardous Materials” or “Hazardous Substances” shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance

Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.
“Improvements” means all buildings and improvements owned by Nine Penn Owner and located on the Real Property.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Leases” means all right, title and interest of Nine Penn Owner in and to leases, occupancy agreements and license agreements affecting the Property or any part thereof.
“Nine Penn Owner” means EQC Nine Penn Center Property LLC, a Delaware limited liability company.
“Property” means the Real Property, Improvements, Leases, Tangible Personal Property, Service Contracts and Construction Contracts, all to the extent applicable to the period from and after the Closing Date (as defined in Section 4 of this Agreement), except as expressly set forth to the contrary in this Agreement; provided, however, the term “Property” expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the Closing Date (as defined in Section 4 of this Agreement), all rights to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 5 of this Agreement) and all property in the management office of the Property owned by the Property Manager (as defined in Section 4.1 of this Agreement).
“Real Property” means a certain parcel of real estate in the City and County of Philadelphia, Commonwealth of Pennsylvania, which parcel is more particularly described on Exhibit A attached hereto and commonly known as “1735 Market Street”.
“Service Contracts” means all right, title and interest of Nine Penn Owner under any maintenance, service, advertising and other contracts with respect to the operation of the Real Property and Improvements (a list of Service Contracts in effect as of the Effective Date is attached hereto as Exhibit C of the Company Disclosure Letter).

“Tangible Personal Property” means all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Nine Penn Owner, located on the Property and used solely in connection therewith, but excluding (i) any and all computer hardware and software and (ii) any item containing a logo, name or mark identifying Nine Penn Owner or its Affiliates (as defined in Section 10 of this Agreement), and (iii) the items reflected on Exhibit B attached hereto.
“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Taxes.
“Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges surcharges or fees imposed by or on behalf of any taxing authority, including any interest, penalty thereon or addition thereto.

EXHIBIT A
LEGAL DESCRIPTION
ALL THAT LAND, PROPERTY and space, situate and being in the Eighth (formerly the Ninth) Ward of the City of Philadelphia, of the County of Philadelphia and Commonwealth of Pennsylvania, within and bounded by the boundaries of those six certain pieces or parcels, each bounded and described on the surface of the earth, in part, as follows, to wit:
PREMISES "A"
PARCEL No. 1. ALL the land, property and space, below, at and above the Surface of the earth, within and bounded by surfaces formed by projecting, vertically upward and downward from the surface of the earth, the boundaries described on the surface of the earth, as follows:
BEGINNING at a point where the Northerly side of Market Street (100 feet wide) meets the Easterly Side of Eighteenth Street (50 feet wide); thence extending from said beginning point the following four courses and distances: (1) Eastwardly along said Northerly side of Market Street 200 feet 11 3/4 inches to a point; (2) leaving said side of Market Street and extending at right angles to said side of Market Street N 11 deg 01 min 00 sec E 259 feet 6 inches to a point, which is 12 feet 6 inches Southwardly from the southerly side of J. F. Kennedy Boulevard (104 feet wide); (3) Westwardly on a line Parallel with and at a distance of 12 feet 6 inches Southwardly from the southerly side of J. F. Kennedy Boulevard 199 feet 5 5/8 inches to a point on the Easterly side of said Eighteenth Street; (4) Southwardly along the said Easterly side of Eighteenth Street, 259 feet 6 inches to the point and place of beginning.
PARCEL No. 2. ALL the land, property and space, at and above a horizontal plane 29.20 feet above Philadelphia City Datum, within and bounded by surfaces formed by projecting vertically upward from the said horizontal plane, the boundaries described on the surface of the earth, as follows:
BEGINNING at a point, where the Southerly side of J. F. Kennedy Boulevard (104 feet wide) meets the Easterly side of Eighteenth Street, (50 feet wide), thence extending from the beginning point the following four courses and distances: (1) southwardly along said Easterly line of Eighteenth Street 12 feet 6 inches to a point; (2) Eastwardly by a line parallel with and 12 feet 6 inches Southwardly from the Southerly side of said J. F. Kennedy Boulevard 199 feet 5 5/8 inches to a point; (3) thence at right angles to J. F. Kennedy Boulevard N 11 deg 01 min 00 sec E 12 feet 6 inches to a point on the Southerly side of said J. F. Kennedy Boulevard; and (4) westwardly along the said Southerly side of J. F. Kennedy Boulevard, 199 feet 4 3/4 inches to the point and place of beginning.
PARCEL No. 3, ALL the land, property and space, at and below a horizontal plane 29.20 feet above Philadelphia City Datum, within and bounded by surfaces formed by projecting vertically downward from the said horizontal plane, the boundaries described on the surface of the earth, as follows:

BEGINNING at a point on the Easterly side of Eighteenth Street (50 feet wide), said point being measured along the said Easterly side of Eighteenth Street S 11 deg 21 min 00 sec W 3.18 feet from the intersection of the said Easterly side of Eighteenth Street with the southerly side of J. F. Kennedy Boulevard (104 feet wide) thence from said point of beginning leaving said line of Eighteenth Street and extending S 67 deg 31 min 15 sec E 0.18 feet to a point; thence extending S 11 deg 01 min 00 sec W 6.47 feet to a point; thence extending S 78 deg 59 min 00 sec E 199 feet 2 5/8 inches to a point; thence extending S 11 deg 01 min 00 sec W 2.82 feet to a point; thence extending N 78 deg 59 min 00 sec W on a line parallel with and 12.50 feet Southwardly at right angles from said Southerly line of J. F. Kennedy Boulevard 199 feet 5 5/8 inches to the Easterly line of said Eighteenth Street; thence N 11 deg 21 min 00 sec E along the Easterly line of Eighteenth Street 9.32 feet to the point and place of beginning.
MEANING AND INTENDING TO BE THE SAME AS (SURVEYED LEGAL DESCRIPTION)
PARCEL NO. 3
All that certain lot or parcel of ground situate in the City of Philadelphia, County of Philadelphia, State of Pennsylvania, bounded and described as follows:
Beginning at a point located on the East right-of-way line of 18th Street, said point being situate North eleven degrees twenty-one minutes and no seconds East (N 11°21’00” E) a distance of two hundred fifty-nine and fifty hundredths feet (259.50') from a point located at the intersection of the aforementioned East right-of-way line of 18th Street with the North right-of-way line of Market Street; THENCE FROM THE PLACE OF BEGINNING along the aforementioned East right-of-way line of 18th Street, North eleven degrees twenty one minutes and no seconds East (N 11°21’00” E) for a distance of nine and thirty-two hundredths feet (9.32’) to a point; thence, South seventy degrees eighteen minutes and fifty-nine seconds East (S 70°18’59” E) for a distance of zero and twenty hundredths feet (0.20’) to a point; thence, South eleven degrees one minute and no seconds West (S 11°01’00” W) for a distance of six and forty–seven hundredths feet (6.47') to a point; thence, South seventy-eight degrees fifty-nine minutes and no seconds East (S 78°59’00”E) for a distance of one hundred ninety-nine and twenty-two hundredths feet (199.22') to a point; thence, South eleven degrees one minute and no seconds West (S 11°01’00” W) for a distance of two and eighty-two hundredths feet (2.82') to a point; thence, North seventy-eight degrees fifty-nine minutes and no seconds West (N 78°59’00” W) for a distance of one hundred ninety-nine and forty seven hundredths feet (199.47') to the place of the beginning.
For Information Only: Containing 563.88 Square Feet (0.013 Acres).
PREMISES "B"
PARCEL NO. 4. ALL the land, property and space, below a horizontal plane 36.00 feet above Philadelphia City Datum, within and bounded by surfaces formed by projecting vertically downward from the said horizontal plane, the boundaries described on the surface of the earth, as follows:
BEGINNING at a point on the Northerly side of Market street (100 feet wide), said point being measured South 78 deg 59 min 00 sec East along said side of Market Street 200 feet 11 3/4 inches from the Easterly side of Eighteenth Street (50 feet wide); thence from said point of beginning leaving the side of Market Street and extending at right angles to Market Street North 11 deg 01 min 00 sec East 259 feet 6 inches to a point which is 12 feet 6 inches Southwardly from the Southerly side of J. F. Kennedy Boulevard (104 feet wide); thence extending on a line 12 feet 6 inches Southwardly and parallel with J. F. Kennedy Boulevard South 78 deg 59 min 00 sec East 23 feet 7 3/8 inches to a point; thence extending at right angles to Market Street South 11 deg 01 min 00 sec West 259 feet 6 inches to a point on the Northerly side of Market Street; thence extending along said side of Market Street North 78 deg 59 min 00 sec West 23 feet 7 3/8 inches to the point and place of beginning.
PARCEL NO. 5. ALL the land, property and space, at and above a horizontal plane 29.20 feet above Philadelphia City Datum and below a horizontal plane 36.00 feet Philadelphia City Datum formed by projecting vertically upward and downward from said horizontal planes the boundaries described on the surface of the earth, as follows:
BEGINNING at a point on the Southerly side of J. F. Kennedy Boulevard (104 feet wide), said point being measured South 78 deg 59 min 00 sec East along said side of J. F. Kennedy Boulevard 199 feet 4 3/4 inches from the Easterly side of 18th Street (50 feet wide); thence from said point of beginning extending South 78 deg 59 min 00 sec East along said side of J. F. Kennedy Boulevard 23 feet 7 3/8 inches to a point; thence leaving the side of J. F. Kennedy Boulevard and extending South 11 deg 01 min 00 sec West 12 feet 6 inches to a point; thence extending on a line 12 feet 6 inches Southwardly and parallel with J. F. Kennedy Boulevard North 78 deg 59 min 00 sec West 23 feet 7 3/8 inches to a point; thence extending North 11 deg 01 min 00 sec East 12 feet 6 inches to the Southerly side of J. F. Kennedy Boulevard the point and place of beginning.
PARCEL NO. 6. ALL the land, property and space, at and below a horizontal plane 29.20 feet above Philadelphia City Datum, within and bounded by surfaces formed by projecting vertically downward from the said horizontal plane, the boundaries described on the surface of the earth, as follows:
BEGINNING at a point, located the two following two (2) courses and distances from the intersection of the Southerly side of J. F. Kennedy Boulevard (104 Feet wide) with the Easterly side of Eighteenth Street (50 feet wide): (1) Along said southerly side of J. F. Kennedy Boulevard South 78 deg 59 min 00 sec East 199 feet 4 3/4 inches to a point; (2) Leaving the side of J. F. Kennedy Boulevard and extending South 11 deg 01 min 00 sec West 9.68 feet to the point of beginning; thence from said point of beginning extending on a line 9.68 feet Southwardly and parallel with J. F. Kennedy Boulevard South 78 deg 59 min 00 sec East 23 feet 7 3/8 inches to a point; thence extending South 11 deg 01 min 00 sec West 2.82 feet to a point; thence extending on a line 12.50 feet Southwardly and parallel with J. F. Kennedy Boulevard N 78 deg 59 min 00 sec West 23 feet 7 3/8 inches to a point; thence extending North 11 deg 01 min 00 sec East 2.82 feet to the point and place of beginning.
TOGETHER with all right, title and interest in and to (1) so much of those parts of J.F. Kennedy Boulevard and Eighteenth Street to the middle lines thereof, abutting parcel No. 2, at and above the horizontal plan, 29.20 feet above Philadelphia City Datum within and bounded by surfaces formed by projecting vertically upward from said horizontal plane, the boundaries of that certain piece or parcel of land described as parcel No. 2; (2) so much of that part of J.F. Kennedy Boulevard to the middle line thereof, abutting parcel No. 5, at and above horizontal plane 29.20 feet above Philadelphia City Datum and below a horizontal plan 36.00 feet above Philadelphia City Datum; (3) all of Market Street and Eighteenth Street to the middle lines thereof, abutting parcel No. 1; and (4) all of Market Street to the middle line thereof abutting parcel No. 4, below a horizontal plan, 36.00 feet above Philadelphia City Datum.
TOGETHER with all rights, title and interest in and to all of Eighteenth Street to the middle line thereof, abutting parcel No. 3 below a horizontal plane, 29.20 feet above Philadelphia City Datum, within and bounded by surfaces formed by projecting vertically downward from the said horizontal plane, the boundaries of that certain piece or parcel of land described as parcel no. 3.
TOGETHER with all rights, title and interest of Grantor of, in or to any strips, gaps or gores of land adjacent to, abutting or adjoining the said Premises "A" and "B" on all sides thereof.
BEING 1735 Market Street, Philadelphia, Pennsylvania
BEING OPA NO.'S 88-3053525, 88-3053515, 88-3053520
BEING the same premises which Nine Penn Center Associates, L.P., a Pennsylvania limited partnership, now known as EQC Nine Penn Center Property, LLC, a Delaware limited liability company, by Deed of Confirmation dated 11/07/2016 and recorded 01/03/2017 in Philadelphia County at Document No. 53155943, granted and conveyed unto EQC Nine Penn Center Property, LLC, a Delaware limited liability company, in fee.

EXHIBIT B
LIST OF TANGIBLE PERSONAL PROPERTY

NONE

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EXHIBIT G
FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

ASSIGNMENT AND ASSUMPTION
OF MEMBERSHIP INTERESTS
THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”), is entered into as of the ______ day of _____________, 2019 (the “Effective Date”), by and between                 , a                      (the “Assignor”), and                         , a                         , as assignee (“Assignee”).
WITNESSETH:
WHEREAS, Assignor is the owner of              percent (        %) of the membership interest of EQC Nine Penn Center Property, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, the Company is governed pursuant to Limited Liability Company Agreement of EQC Nine Penn Center Property, LLC dated _______________ (the “Operating Agreement”), and by the laws of the state of Delaware with respect thereto and the Company was qualified to do business in the Commonwealth of Pennsylvania on __________________, 20___;
WHEREAS, the Company is the owner of certain immovable property and related assets located thereon, known as 1735 Market Street, located in Philadelphia, Pennsylvania (the “Property”) more fully described in the Sale Agreement (as hereinafter defined);
WHEREAS, pursuant to a Sale Agreement dated as of __________________, 2019 (as may be amended, the “Sale Agreement”) among Assignor and                         , collectively as Seller, and Assignee, as Purchaser, Assignor agreed to sell to Assignee or its permitted assigns, all of Assignor’s outstanding membership interests in the Company;
WHEREAS, Assignor desires to sell and assign the membership interests to Assignee and Assignee desires to accept the assignment of the membership interests, subject to and upon the terms and conditions set forth in this Assignment;
NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) paid, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Assignment of Membership Interest. Assignor hereby assigns, conveys and transfers to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the membership interest owned by Assignor pursuant to the Operating Agreement, or otherwise, effective as of the Effective Date to have and to hold such membership interest forever.
2.    Acceptance of the Membership Interest. As of the Effective Date, Assignee hereby (i) accepts the foregoing assignment of all of Assignor’s membership interest in the Company, (ii) accepts, adopts and approves all the terms and provisions of the Operating Agreement, and (iii) expressly assumes all of the rights, duties, and obligations of Assignor pursuant to the terms and conditions of the Operating Agreement that first arise or accrue on or after the Effective Date hereof.
3.    Withdrawal of Assignor/Admission of Assignee as Member and Manager of Company. Upon execution of this Assignment, Assignee is hereby admitted as a member of the Company, and immediately following such admission, Assignor ceases to be a member of the Company.
4.    Continuation of Company; Further Actions. This Assignment shall not cause the dissolution of the Company, and the business of the Company shall continue.
5.    Modification. This Assignment may not be amended, modified or terminated except by an instrument in writing executed by the parties hereto.
6.    Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.
7.    Successors and Assigns. This Assignment shall be binding upon Assignor and Assignee and their respective successors and assigns.
8.    Counterparts. This Assignment may be executed in multiple counterparts which, taken together, shall constitute one fully executed and effective Assignment. Executed counterparts delivered by facsimile, email/PDF or other electronic means shall have the same force and effect as wet-signed original counterparts.
(The balance of this page is intentionally blank. Signatures appear on following page.)

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly executed as of the Effective Date.

ASSIGNOR: , a By: Name: Title:
ASSIGNEE: , a By: Name: Title:

EXHIBIT J
CERTIFICATE OF NON-FOREIGN STATUS
Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. _______________, a ______________________(“Transferor”), is the owner for U.S. tax purposes of the property commonly known as __________________. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor, the undersigned hereby certifies the following on behalf of Transferor:
1.    Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.    Transferor’s U. S. employer identification number is ___________;
3.    Transferor’s office address is Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606; and
4.    Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(2)(iii).
Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.
Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[TRANSFEROR] By: Name: Its:

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